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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2002

Preview Systems, Inc.
(Exact name of Registrant as specified in its charter)

000-28329 (Commission File Number)
Delaware (State or other jurisdiction of incorporation)		77-0485517 (I.R.S. Employer Identification No.)

1411 SW Morrison Street, Suite 310
Portland, Oregon 97205
(Address of principal executive offices, with zip code)

(503) 274-2271
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

        Pursuant to a Plan of Dissolution (the "Plan") adopted at the Company's 2001 Annual Stockholder Meeting held on July 13, 2001, Preview Systems, Inc. (the "Company") had previously announced a final record date of July 25, 2001 (the "Final Record Date"). At the close of business on this date, the Company closed its stock transfer books and discontinued recording transfers and sales of shares of its common stock. All liquidating distributions will be made to stockholders according to their holdings of the Company's common stock as of the Final Record Date.

        On July 25, 2001, the Company filed the requisite dissolution documents with the appropriate authorities and requested that shares of its common stock be delisted from the Nasdaq National Market on the same date. On or about August 10, 2001, the Company distributed to its stockholders of record as of the Final Record Date an initial cash distribution amount of $3.50 per share in accordance with the Plan.

        On January 25, 2002, the Company announced that its Board of Directors has approved a second cash distribution amount to its stockholders of record as of the Final Record Date of $0.25 per share with an anticipated distribution date of or about February 12, 2002. The Company will retain a contingency reserve of approximately $2 million to ensure it will be able to meet its legal obligations that may arise during the wind down period, which is expected to be completed in mid 2004. The Company expects to make subsequent distributions, as appropriate, during the course of the wind down period as non-cash assets are converted to cash and liabilities are settled.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits

    99.1    Press Release dated January 25, 2002 announcing approval of second cash distribution.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVIEW SYSTEMS, INC.
Date: January 25, 2002	By:	/s/ ROGER ROWE Roger Rowe Chief Financial Officer

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FORM 8-K
Item 5. Other Events.
Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES